UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2012 (September 21, 2012)

Commission file number 000-04689

Pentair, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	41-0907434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

5500 Wayzata Blvd, Suite 800, Golden Valley, Minnesota	55416
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (763) 545-1730

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into A Material Definitive Agreement.

On September 21, 2012, Pentair, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), among the Company, certain of its affiliates and the lenders and agents party thereto. The Credit Agreement will replace the Company’s existing revolving credit facility upon the closing of the planned merger (the “Merger”) of the Company and a wholly owned, indirect subsidiary of Pentair Ltd. (“New Pentair”), which will follow completion of the planned spin-off of New Pentair from its parent company, Tyco International Ltd. It is expected that the Credit Agreement will close in connection with the closing of the Merger on September 28, 2012. At such time, New Pentair will become the guarantor under the Credit Agreement and Tyco Flow Control International Finance S.A., a subsidiary of New Pentair that will be renamed Pentair Finance S.A. (“PFSA”), and certain other subsidiaries of New Pentair will become affiliate borrowers under the Credit Agreement. The Company and its affiliates intend to use the new revolving credit facility to repay borrowings under the Company’s existing credit facility and pay expenses in connection with the Merger and for general corporate purposes.

The Credit Agreement provides for a revolving credit facility with initial maximum aggregate amount of availability of $1.45 billion. Availability under the revolving credit facility will be reduced by outstanding letters of credit. The revolving credit facility matures on September 21, 2017.

Borrowings under the Credit Agreement generally bear interest at a variable rate equal to (i) LIBOR plus a specified margin based upon PFSA’s credit ratings from time to time, or (ii) the base rate (which is the highest of (a) the administrative agent’s prime rate, (b) the federal funds rate plus 0.50%, or (c) the sum of 1% plus one-month LIBOR) plus a specified margin based upon PFSA’s credit ratings from time to time. PFSA must also pay (1) a facility fee ranging from 10.0 to 30.0 basis points per annum (based upon PFSA’s credit ratings from time to time) on the amount of each lender’s commitment, and (2) a letter of credit fee for each letter of credit issued and outstanding under the Credit Agreement.

The Credit Agreement contains various restrictions and covenants applicable to New Pentair and, with certain exceptions, its subsidiaries. Among other requirements, New Pentair may not permit (i) the ratio of its consolidated debt plus synthetic lease obligations to its consolidated net income (excluding, among other things, non-cash gains and losses) before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, and up to $40 million of costs and expenses incurred in connection with the combination of New Pentair and the Company (“EBITDA”) for the four consecutive fiscal quarters then ended (the “Leverage Ratio”) to exceed 3.50 to 1.00 on the last day of each fiscal quarter of New Pentair, and (ii) the ratio of its EBITDA for the four consecutive fiscal quarters then ended to its consolidated interest expense, including consolidated yield or discount accrued as to outstanding securitization obligations (if any), for the same period to be less than 3.00 to 1.00 as of the end of each fiscal quarter of New Pentair. For purposes of the Leverage Ratio, the Credit Agreement provides for the calculation of EBITDA giving pro forma effect to certain acquisitions (including the combination of New Pentair and the Company), divestitures and liquidations during the period to which such calculation relates.

All borrowings under the Credit Agreement are unsecured. However, New Pentair will unconditionally guarantee the Company’s obligations and the obligations of the affiliate borrowers from time to time arising under the Credit Agreement.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the administrative agent may declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if New Pentair or any of its material subsidiaries becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.

The foregoing is only a summary of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

Exhibit	Description

4.1	Credit Agreement, dated as of September 21, 2012 among the Company, certain of its affiliates and the lenders and agents party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on September 24, 2012.

PENTAIR, INC.
Registrant

By:	/s/ Angela D. Lageson
Angela D. Lageson
Senior Vice President, General Counsel and Secretary

PENTAIR, INC.

Exhibit Index to Current Report on Form 8-K

Dated September 24, 2012

Exhibit Number	Description

4.1	Credit Agreement, dated as of September 21, 2012 among the Company, certain of its affiliates and the lenders and agents party thereto